EXHIBIT 99.1

Contact:	Dick Hobbs (414) 347-3836

Sensient Technologies Corporation
Reports Earnings for the Quarter Ended June 30, 2005

Strong Cash Flow Results in $39 Million of Additional Debt Reduction in Quarter

     MILWAUKEE—July 18, 2005—Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 34 cents for its second quarter ended June 30, 2005. Diluted earnings per share were 39 cents in the comparable quarter in 2004. Second quarter revenue of $263.8 million equaled the prior year’s second quarter. Improvements in North American food and beverage markets for both colors and flavors were offset by significantly higher raw material and energy costs.

     Diluted earnings per share for the six months ended June 30, 2005, were 61 cents compared to 71 cents in last year’s first half. Revenue for the first six months of this year was $514.6 million compared to $518.0 million in the prior year’s first half. Results for the first six months of 2005 include a previously disclosed one-time expense, recorded in the Corporate and Other segment, of approximately six cents per share related to an interim order in an arbitration with a customer. This interim order was finalized in the second quarter of 2005.

     For the quarter ended June 30, 2005, cash flow provided by operating activities increased 38.5%, to $38.9 million, in comparison to last year’s second quarter. Cash flow from operating activities for the six months ended June 30, 2005, was $59.2 million, an

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Sensient Technologies Corporation Earnings Release — Second quarter ended June 30, 2005 July 18, 2005	Page 2

11.9% increase over last year’s first half. Total debt as of June 30, 2005, was $557.2 million, a reduction of $38.8 million in the quarter and $58.0 million since the beginning of the year.

     “Our focus on cash flow and debt reduction has produced significant progress in strengthening our balance sheet,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “In the second half of the year, we will have a marketing effort focused, not only on our core businesses, but also on new geographical markets where we’ve had success, such as China, Eastern Europe and Latin America. In addition, we expect to realize additional benefits from our cost reduction efforts that will offset higher costs.”

BUSINESS REVIEW

     Flavors & Fragrances Group revenue grew to $165.9 million in the quarter ended June 30, 2005, compared to $160.5 million in last year’s second quarter. Operating income was $21.8 million compared to $22.0 million in the second quarter of 2004. For the past six months, revenue and operating income were $319.5 million and $41.9 million, respectively. Group revenue in the quarter benefited from favorable foreign exchange rates and higher sales of traditional flavors in Canada and Latin America. Gains in these areas were impacted by lower sales of flavors in Europe and reduced revenue from aroma chemicals. Second quarter operating income was affected by an unfavorable product mix and higher costs.

     Color Group revenue was $89.1 million in the quarter ended June 30, 2005, compared to $95.5 million in last year’s second quarter. Operating income was $14.7 million compared to $17.7 million in the second quarter of 2004. For the past six months, revenue and operating income were $179.2 million and $29.5 million, respectively. Quarterly results for the Color Group reflect a highly competitive market for technical colors. This quarter showed significant improvement in the core business of food and beverage colors.

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Sensient Technologies Corporation Earnings Release — Second quarter ended June 30, 2005 July 18, 2005	Page 3

2005 OUTLOOK

     Sensient expects reported 2005 diluted earnings per share to be between $1.37 and $1.40.

CONFERENCE CALL

     The company will host a conference call to discuss its 2005 second quarter financial results at 10:00 a.m. CDT on Monday, July 18, 2005. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

     A replay will be available beginning at 1:00 p.m. CDT on July 18, 2005, through midnight on July 25, 2005, by calling (706) 645-9291 and referring to passcode 7765860. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.

     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2004, and quarterly report on Form 10-Q for the quarter ended March 31, 2005. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

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Sensient Technologies Corporation Earnings Release — Second quarter ended June 30, 2005 July 18, 2005	Page 4

ABOUT SENSIENT TECHNOLOGIES

     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

     www.sensient-tech.com

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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 5

Consolidated Statements of Earnings

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change

Revenue	$263,750	$263,830	(0.0)	$514,627	$517,970	(0.6)
Cost of products sold	184,320	183,433	0.5	360,617	363,208	(0.7)
Selling and administrative expenses	48,824	46,373	5.3	98,526	92,155	6.9

Operating income	30,606	34,024	(10.0)	55,484	62,607	(11.4)
Interest expense	8,902	7,965		17,626	15,328

Earnings before income taxes	21,704	26,059	(16.7)	37,858	47,279	(19.9)
Income taxes	5,841	7,810		9,164	14,070

Net earnings	$15,863	$18,249	(13.1)	$28,694	$33,209	(13.6)

Earnings per common share:
Basic	$0.34	$0.39	(12.8)	$0.61	$0.71	(14.1)

Diluted	$0.34	$0.39	(12.8)	$0.61	$0.71	(14.1)

Average common shares outstanding:
Basic	46,855	46,510	0.7	46,795	46,493	0.6

Diluted	47,181	46,790	0.8	47,174	46,764	0.9

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,
Revenue	2005	2004	% Change	2005	2004	% Change

Flavors & Fragrances	$165,918	$160,516	3.4	$319,494	$312,080	2.4
Color	89,114	95,506	(6.7)	179,174	189,647	(5.5)
Corporate & Other	19,183	17,191	11.6	37,485	34,050	10.1
Intersegment elimination	(10,465)	(9,383)	11.5	(21,526)	(17,807)	20.9

Consolidated	$263,750	$263,830	(0.0)	$514,627	$517,970	(0.6)

Operating Income
Flavors & Fragrances	$21,841	$21,976	(0.6)	$41,946	$39,788	5.4
Color	14,692	17,704	(17.0)	29,456	33,353	(11.7)
Corporate & Other	(5,927)	(5,656)	4.8	(15,918)	(10,534)	51.1

Consolidated	$30,606	$34,024	(10.0)	$55,484	$62,607	(11.4)

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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 6

Consolidated Condensed Balance Sheets
June 30,	2005	2004

Current assets	$510,399	$543,361
Intangibles (net)	442,814	440,408
Property, plant and equipment (net)	386,205	382,994
Other assets	68,106	70,045

Total Assets	$1,407,524	$1,436,808

Current liabilities	$211,380	$265,016
Long-term debt	495,659	514,356
Accrued employee and retiree benefits	37,486	31,824
Other liabilities	14,821	33,263
Shareholders’ equity	648,178	592,349

Total Liabilities and Shareholders’ Equity	$1,407,524	$1,436,808

Consolidated Statements of Cash Flows
Six Months Ended June 30,	2005	2004

Net cash provided by operating activities	$59,177	$52,899

Cash flows from investing activities:
Acquisition of property, plant and equipment	(14,125)	(20,688)
Proceeds from sale of assets	—	1,092
Decrease in other assets	223	2,348

Net cash used in investing activities	(13,902)	(17,248)

Cash flows from financing activities:
Proceeds from additional borrowings	30,110	27,457
Debt and capital lease payments	(62,734)	(48,215)
Dividends paid	(14,150)	(14,036)
Proceeds from options exercised and other	3,555	647

Net cash used in financing activities	(43,219)	(34,147)

Effect of exchange rate changes on cash and cash equivalents	(623)	(286)

Net increase in cash and cash equivalents	1,433	1,218
Cash and cash equivalents at beginning of period	2,243	3,250

Cash and cash equivalents at end of period	$3,676	$4,468

Supplemental Information
Six Months Ended June 30,	2005	2004

Depreciation and amortization	$23,879	$23,922
Dividends per share	$0.3000	$0.3000

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